UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2005

Illumina, Inc.

(Exact name of registrant as specified in its charter)

000-30361
(Commission File Number)

Delaware (State or other jurisdiction of incorporation)	33-0804655 (I.R.S. Employer Identification No.)

9885 Towne Centre Drive, San Diego, CA 92121
(Address of principal executive offices, with zip code)

(858) 202-4500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 28, 2005, the stockholders of Illumina, Inc. (the “Company”), upon recommendation of the Company’s Board of Directors, approved the Illumina, Inc. 2005 Stock and Incentive Plan (the “2005 Stock Plan”).

Description of the 2005 Stock Plan

The 2005 Stock Plan provides for the grant of incentive stock options and nonstatutory stock options; stock awards, including restricted stock grants, restricted stock units and stock appreciation rights; and cash awards. Incentive stock options and cash awards may be granted only to employees of the Company or its subsidiaries. Nonstatutory stock options and stock awards may be granted to employees, directors (including non-employee directors) and consultants of the Company, its parent and subsidiaries. The 2005 Stock Plan is administered by the compensation committee of the Board of Directors.

The 2005 Stock Plan provides that an aggregate of up to 11,542,358 shares of our common stock be reserved and available to be issued pursuant to awards granted under the 2005 Stock Plan, plus additional shares that may be added to the 2005 Stock Plan as described below and subject to adjustment upon the occurrence of any stock split, stock dividend and certain other transactions affecting the capital stock of the Company.

The 2005 Stock Plan has an “evergreen” feature pursuant to which additional shares will automatically be added to the shares reserved for issuance under the 2005 Stock Plan without further stockholder approval as of the first day of the Company’s fiscal year in each of 2006 through 2010. The number of shares that may be added each year will equal the lesser of 1,200,000 shares, 5% of the Company’s outstanding common stock as of the last day of the immediately preceding fiscal year or a number of shares established by the Company’s Board of Directors.

The 2005 Stock Plan also provides for the automatic grant of nonstatutory stock options to the Company’s non-employee directors as follows: each non-employee director first joining the Company’s Board of Directors will be granted an option (the “Initial Option”) to purchase 20,000 shares of common stock (as adjusted for stock splits, stock dividends, reclassifications and like transactions) and each non-employee director who both has served on the Company’s Board of Directors for at least six months prior to, and continues to serve on the Company’s Board of Directors following, an annual stockholders meeting will be granted an option (the “Annual Option”) to purchase 8,000 shares of common stock (as adjusted for stock splits, stock dividends, reclassifications and like transactions) at the time of the stockholders meeting. The per-share exercise price applicable to Initial and Annual Options is equal to the fair market value of the Company’s common stock on the date of grant. Subject to the director’s continuing to serve on the Company’s Board of Directors, all Initial Options vest as to 33% of the shares subject to the option on each of the first three anniversaries following the grant date, and all Annual Options vest as to 100% of the shares subject to the option on the earlier of (i) the one year anniversary of the date of grant of the option and (ii) the date immediately preceding the date of the annual meeting of the Company’s stockholders for the year following the year of grant of the option.

A more detailed summary of the material features of the 2005 Stock Plan is set forth in the Company’s proxy statement for the 2005 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on May 17, 2005. The summary in the proxy statement and the description of the 2005 Stock Plan contained herein are qualified in their entirety by reference to the full text of the 2005 Stock Plan, which is included as part of the proxy statement and filed as Exhibit 10.1 to this Form 8-K.

Awards under the 2005 Stock Plan

On June 28, 2005, each of our non-employee directors was granted an option to purchase 8,000 shares of the Company’s common stock under the 2005 Stock Plan. Directors receiving option grants were Daniel M. Bradbury, Karin Eastham, William H. Rastetter, Ph.D. and David R. Walt, Ph.D. Subject to the director’s continuing service with the Company throughout such period, the options vest as to 100% of the shares on the earlier of (i) the one year anniversary of the date of grant of the option and (ii) the date immediately preceding the date of the annual meeting of the Company’s stockholders for the year following the year of grant of the option. Each option has an exercise price of $12.45 per share of common stock (the closing price of the Company’s common stock on the date of grant). The term of each option is ten years from the grant date.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.
10.1 Illumina, Inc. 2005 Stock and Incentive Plan with forms of Option Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ILLUMINA, INC.
(Registrant)

Date: July 5, 2005	By:	/s/ CHRISTIAN O. HENRY

Christian O. Henry
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Illumina, Inc. 2005 Stock and Incentive Plan with forms of Option Agreement